Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(i)Registration Statement (Form S-1 No. 333-278799) which relates to the Barnes & Noble Education, Inc. Non-Transferable Subscription Rights to Purchase up to 900,000,000 Shares of Common Stock at $0.05 per Share;

(ii)Registration Statement (Form 8-A No. 001-37499) which relates to the Barnes & Noble Education, Inc. Rights Agreement;

(iii)Registration Statement (Form S-8 No. 333-275114) which relates to the Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan;

(iv)Registration Statement (Form S-8 No. 333-227515) and Registration Statement (Form S-8 No. 333-260133) each of which relates to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan;

(v)Registration Statement (Form S-8 No. 333-206893) and Registration Statement (Form S-8 No. 333-213673) each of which relates to the Barnes & Noble Education, Inc. Equity Incentive Plan.

of our reports dated July 1, 2024, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 27, 2024.

/s/ Ernst & Young LLP
Iselin, New Jersey
July 1, 2024